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                        AMERICAN TECHNOLOGY CORPORATION


                                  EXHIBIT 4.7

              Form of 6% Convertible Subordinated Promissory Note
                    due March 1, 1999 aggregating $1,000,000
     (Individual Notes dated March 25, 1997 differ as to amount and Payee)








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                                                                     EXHIBIT 4.7

                          "THIS NOTE AND THE SHARES OF CAPITAL STOCK INTO WHICH
                 THIS NOTE MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT."

                         (ALL AMOUNTS IN U.S. DOLLARS)


                        AMERICAN TECHNOLOGY CORPORATION

                  6% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                               Due March 1, 1999

March 25, 1997                                                 US$_________. 00
Poway, California

         FOR VALUE RECEIVED, American Technology Corporation, the undersigned Delaware corporation (together with all successors, "Borrower"), hereby promises to pay to the order of

                 Payee:   ___________________________________________________
                                  or his, her or its successors or assigns
                                  (collectively, "Noteholder") at

                 Address:


or at such other address or addresses as Noteholder may subsequently designate in writing to Borrower, the full and true sum of ________________ and NO/100 Dollars ($______________.00), due and payable in one (1) installment on or before March 1, 1999, unless sooner accelerated ("Maturity Date"), plus simple interest thereon at the rate of six percent (6.00%) per annum, in lawful monies of the United States of America. Interest shall accrue and be payable at the Maturity Date. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day.

         1. Any payment shall be deemed timely made if received by Noteholder within ten (10) calendar days of the due date. Payments received shall be imputed first to late or penalty charges then due, next to interest payments then due, and next to the remaining principal balance.

                 An "Event of Default" occurs if (a) the Borrower does not make the payment of principal of this Note when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Borrower fails to comply with any of its other agreements in this Note that do not otherwise have separate remedies or provisions and such failure continues for the period and after the notice specified below, (c) the Borrower pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case;
(ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Borrower in an involuntary case; (B) appoints a Custodian of the Borrower or for all or substantially all of its property or
(C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for 60 days, (d) the Borrower shall have its Common Stock delisted from the over-the-counter market. As used in this paragraph, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (b) or (d) above is not an Event of Default until the holders of at least 25% of the aggregate principal amount of the Notes outstanding notify the Borrower of such default and the Borrower does not cure it within thirty (30) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default". If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Borrower, may declare the principal of and accrued interest on this Note to be due and payable immediately.




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         2.      Borrower may not prepay the principal or any accrued interest amount due under this Note in full or in part without the prior written agreement of Noteholder.

         3. (a) The outstanding principal amount of this Note (or increments thereof of at least $100,000) and any proportionate accrued interest may, at any time and from time to time, be converted at the option of the Noteholder into fully paid, nonassessable shares of Common Stock of the Borrower, $.00001 par value per share (the "Conversion Shares"), at the Conversion Price per share as hereinafter defined, subject to restrictions and limitations set forth herein. The Conversion Price shall be the lesser of (i) 85% of the average of the closing bid prices of Borrower's common stock each day for the ten trading days immediately preceding the date of conversion but in no event less than $2.50 per share, or (ii) for conversions on or after March 1, 1998 the average of the closing bid prices of Borrower's common stock each day for the thirty trading days immediately preceding March 1, but in no event less than $1.00 per share, or (iii) $3.50 per share. If there are no trades on any particular date, such date shall not count as one of the trading days.

                 (b) Conversion shall be effected by Noteholder's writing which unequivocally expresses Noteholder's intent to effect the conversion and states the amount of principal being converted (Borrower shall compute the proportionate accrued interest being converted) and tender of such writing (in the form of Exhibit A or other similar form) and this original Note to Borrower. Conversion shall be deemed to occur on the date such writing is presented to Borrower by fax or other means as long as the original Note is received promptly thereafter. Upon such conversion duly made, Borrower shall execute a new Note of like tenor for the balance of the principal amount of this Note not converted to common stock, and deliver such new Note and common stock to Noteholder. Borrower shall bear all expenses and charges of issuing and delivering the conversion shares. Not less than $100,000 of principal and interest owed under this Note may be converted at any one time; provided, that if the aggregate of principal and interest owed is less than that amount, then all amounts owed under the Note must be converted at the same time.

                 (c) The conversion rate set forth in paragraph 3(a) will be subject to adjustment if the Borrower is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Borrower receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Borrower's assets, or in case of any reclassification of Borrower's common stock. Noteholder shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of Common Shares into which the principal balance of this Note at such time might have been converted immediately prior to occurrence of the event. In addition, the conversion rate set forth in paragraph 3(a) of this Note will be appropriately adjusted if the Borrower's common stock is split or combined.

                 (d) Upon conversion of this Note, Borrower shall use its best efforts to issue and deliver to Noteholder a certificate or certificates for the number of Conversion Shares to which Noteholder shall be entitled within ten (10) business days after Noteholder has fulfilled all conditions required for conversion as set forth in this Note (the "Deadline"). Borrower understands that a delay in the issuance of Conversion Shares beyond the Deadline could result in economic loss to Noteholder. As compensation to Noteholder for such loss, and not as a penalty, Borrower agrees to pay liquidated damages to Noteholder for late issuance of Conversion Shares in the amount of one percent (1.0%) of the requested conversion amount per day, beginning on the twelfth (12th) business day from receipt by the Borrower of a duly executed notice of conversion of the Note, provided that the original Note to be converted has been delivered to Borrower within such time period, all in accordance with this Note agreement and the requirements of the Borrower's transfer agent. Said liquidated damages shall accrue each day through the date the Conversion Shares are issued to the Noteholder, and shall be paid by wire transfer to an account designated by Noteholder upon the earlier to occur of
(i) issuance of said Conversion Shares to Noteholder, or (ii) each monthly anniversary of the receipt by Borrower of such Noteholder's notice of conversion. Nothing herein shall waive Borrower's obligations to deliver Conversion Shares or limit Noteholder's right to pursue actual damages for Borrower's unexcused failure to issue and deliver Conversion Shares to Noteholder in accordance with the terms of this Note agreement. The damage provisions of this paragraph shall not apply to any delay caused by the Noteholder, his agents, successors, or assigns or resulting from circumstances reasonably beyond the Borrower's control or if in the Company's judgment the conversion would be contrary to law.

         4. Borrower is entitled, at its option, at any time when the closing bid price of the Borrower's common stock has equaled or exceeded US$9.00 per share for ten consecutive trading days during which market sales occurred, upon five (5) days' prior written notice ("Notice of Mandatory Conversion") to the holders of this Note, to require the holder of this Note to convert all of the principal outstanding and all interest accrued thereon through the date of the Notice of Mandatory Conversion into fully paid and nonassessable shares of Common Stock at $3.50 per share; provided, that in the event the Notice is issued prior to March 31, 1998 the Conversion Shares issuable have been duly registered under the Securities Act of 1933, as amended. Borrower shall notify the Noteholder of Borrower's intent to force conversion by giving written notice to the holder by facsimile or other electronic means, if possible, with original notice to follow by two-day courier. Conversion pursuant to this Section 4 shall be effective with respect to each holder on the fifth (5th)


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day (the "Mandatory Conversion Effective Date") following the confirmed receipt by the holder or any other person at the holder's designated address of the original notice referred to in the preceding sentence.

                 Upon the effective date of forced conversion, this Note shall be deemed void and no longer shall constitute an obligation of Borrower or evidence of an obligation, irrespective of when surrendered to Borrower. This provision requires Borrower to convert all principal and interest owing under this Note outstanding at the time of forced conversion. The Noteholder shall in such event be required to surrender the original of this Note as promptly as possible to Borrower, which shall mark the Note "canceled" upon receipt and retain permanent custody of it. Upon Borrower's receipt of this Note, Borrower shall deliver to the Noteholder the Conversion Shares called for by this provision.

         5. As promptly as practicable following the completion or termination of the offering of promissory notes of which this Note is a part, Borrower shall within 60 days of such completion ("Filing Date") prepare and cause a registration statement on Form S-3, Form SB-2 or other appropriate form to be filed with the Securities and Exchange Commission for the purpose of registering the Conversion Shares under the Act for issuance to Noteholders upon conversion of this Note. The Borrower shall use its best efforts to update such registration statement to remain effective for a period of nine months after it becomes effective. Noteholder shall, in connection with such registration, make such representations and warranties to Borrower and furnish such information as Borrower shall reasonably request.

         No demand or request for such registration by Noteholder shall be necessary, and such registration shall be automatic. Borrower shall use its best efforts to cause such registration to become effective as soon as practicable. All expenses of registering the Conversion Shares shall be borne by Borrower. Borrower shall furnish to Subscriber and all other Noteholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request.

         Borrower shall register or qualify the Conversion Shares under the securities or "blue sky" laws of such jurisdictions as the Noteholders reasonably request. Borrower shall not be required to register the Notes under the Act or otherwise for resale, nor to register under the Act or otherwise for resale any Conversion Shares obtained upon conversion of a Note prior to effectiveness of such registration statement. Borrower will not be required to register any Conversion Shares issued prior to an effective registration, however such shares shall have a one-time piggyback registration right for a period of one year from conversion other than a registration relating solely to employee benefit plans.

         If Noteholder fails to convert the Note and obtain the Conversion Shares after the effective date of such registration statement and during the period the registration statement remains current, Borrower shall have no obligation to amend such registration statement or file any further registration statement concerning such shares.

         The Conversion Shares shall, upon due conversion of this Note, be issued without restrictive legend and without entry of any stop transfer notation in the Company's records, provided that at the time of issuance the registration statement is effective and current and is not subject of a stop order, and further provided that the Conversion Shares have been duly registered or qualified under applicable state blue-sky laws.

         6. In the event that such registration statement is not declared effective within 120 days of the completion or termination of the offering of promissory notes of which this Note is a part ("Due Date"), then the principal payable under this Note shall increase an additional one percent (1%) from such date for the first thirty (30) days following the Due Date and three percent (3%) each thirty (30) day period thereafter until effectiveness of the registration statement or until March 1, 1998.

         7. If an aggregate of $1,000,000 of Notes of the offering of which this Note is a part is sold, the Company grants each holder the right of first refusal to purchase any equity or equity linked securities being sold for cash for a period of 240 days from closing of the Note offering, in an amount pro-rata of this Note to $1,000,000 but limited to the amount invested in this Note. The right of first refusal shall not apply to the exercise of options, warrants or the issuance of securities pursuant to existing contracts, compensatory securities to employees and related persons, any underwritten offering or securities related to any strategic relationships. Each Noteholder shall have five (5) days written or facsimile notice of any subject offering and must respond within five (5) days of receipt indicating the amount of such offering to be subscribed and must complete such investment in accordance with the terms of written notice. The Company's obligation to offer or sell any securities pursuant to the right of first refusal shall be conditioned upon the availability of an appropriate exemption from all registration requirements applicable to such offers and sales. Failure to respond to such notice shall be a waiver of such rights. The Company has also agreed that as long as any portion of the Notes are outstanding, it shall not issue any security convertible into common stock whereby the Company may be required to issue an unlimited number of shares of common stock, i.e. there is no minimum conversion price.




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         8.      If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Borrower or its agent may issue a new Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Borrower shall issue a new Note in place of the original Note if the Noteholder so requests by written notice to the Borrower together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Borrower may request. The Borrower in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Borrower deems satisfactory.

         9. In the event that this Note is placed with an attorney for collection Borrower shall pay all reasonable costs, including attorneys' fees, thereby incurred by the Noteholder. Any other controversy or claim relating to this Note agreement or Noteholder's investment in the Notes shall be resolved before a panel of three arbitrators selected pursuant to and run in accordance with the rules then prevailing of the American Arbitration Association. Any such arbitration shall be held in San Diego, California. The prevailing party in the arbitration shall be entitled to an award of all expenses and reasonable attorneys' fees incurred in bringing or defending the arbitration.

         IN WITNESS WHEREOF, the undersigned Borrower has executed this Promissory Note and has affixed hereto its corporate seal.



                                       AMERICAN TECHNOLOGY CORPORATION


                                       By __________________________________
                                                    AUTHORIZED OFFICER




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